UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 7, 2007

FIRST STATE BANCORPORATION

(Exact Name of Registrant as Specified in Charter)

New Mexico	001-12487	85-0366665
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7900 Jefferson NE

Albuquerque, New Mexico 87109

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) (505) 241-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 7, 2007, First State Bancorporation’s Board of Directors approved the Key Executives Incentive Plan (the “Plan”). The Plan is included herein as Exhibit 10.1. The Plan is a cash and option based short-term incentive program that establishes individual target awards related to achievement of Company performance over certain three-year performance periods. The performance levels for each performance period have been defined as average returns on equity between 12% and 16%. Persons eligible to participate in the Plan include certain designated officers of First State who have a title of Vice President and above, and who are key members of management with significant decision-making capabilities and influence on Company operations. The initial eligible employees have been identified as First State’s Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), and Chief Financial Officer (“CFO”).

The target award for the Company’s CEO is 90% of base salary. The target award for the Company’s COO and CFO is 50% of base salary. The target award is divided into two components, 33% as a performance cash award and 67% as a performance option award. Under the first performance period, January 1, 2007 to December 31, 2009, if performance levels are met, the Company’s CEO is eligible to receive a cash award between $66,825 and $200,475. The Company’s COO is eligible to receive a cash award between $28,050 and $84,150. The Company’s CFO is eligible to receive a cash award between $18,150 and $54,450. In conjunction with the approval of the Plan, the Company’s Board of Directors approved the grant of the performance stock options with a grant date of August 7, 2007. In accordance with the terms of the Plan, the Company’s CEO, COO, and CFO were awarded performance options of 55,925, 23,475, and 15,190, respectively. The strike price of the options is $17.02, based on the closing price of the Company’s common stock on August 7, 2007. The options will vest on the last day of the performance period, provided that the minimum return on equity threshold is met.

Item 9.01	Financial Statements and Exhibits.

(d) 10.1 Key Executives Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST STATE BANCORPORATION

Date: August 10, 2007

	By:	/s/ Christopher C. Spencer
Christopher C. Spencer
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Key Executives Incentive Plan